Exhibit 99.5

The information in this [preliminary] prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This [preliminary] prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED    , 202

[FORM OF [PRELIMINARY] PROSPECTUS SUPPLEMENT TO BE USED IN CONJUNCTION WITH FUTURE WARRANT OFFERINGS](1)

[PRELIMINARY] PROSPECTUS SUPPLEMENT
(To Prospectus dated    , 202 )

Warrants to Purchase up to [Type of Security]

We (the “Company”) are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940 (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve this investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion. Our primary investment focus is investing in and originating leveraged loans to performing middle-market companies as well as small businesses.

Tennenbaum Capital Partners, LLC (the “Advisor”) serves as our investment advisor. Our Advisor is a wholly-owned, indirect subsidiary of BlackRock, Inc. (together with its subsidiaries, “BlackRock”). BlackRock is a leading publicly traded investment management firm (NYSE:BLK), with approximately $   of assets under management as of   , 202  . Series H of SVOF/MM, LLC, an affiliate of our Advisor, provides the administrative services necessary for us to operate.

We are offering for sale warrants to purchase up to    [type of security]. Each warrant entitles the holder to purchase    [type of security]. [The underwriters may also purchase up to an additional    warrants from us at the public offering price, less the underwriting discount, within    days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $  , the total underwriting discount (sales load) paid by us will be $   , and total proceeds, before expenses, will be $  .]

The exercise price will be $   per warrant. The warrants will be exercisable beginning on   , 202  , and will expire on   , 202  , or earlier upon redemption.

[Our common stock is traded on The NASDAQ Global Select Market under the symbol “TCPC.” The last reported closing price for our common stock on was $   per share. The net asset value per share of our common stock at    (the last date prior to the date of this prospectus supplement on which we determined net asset value) was    .]

You should read this prospectus supplement and the accompanying prospectus carefully before you invest in our securities. We may not sell any securities through agents, underwriters or dealers without delivery of the prospectus and a prospectus supplement describing the method and terms of the offering of such securities.

This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our warrants. Please read it carefully before you invest and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and

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Exchange Commission (the “SEC”). We maintain a website at http://www.tcpcapital.com and we make all of our annual, quarterly and current reports, proxy statements and other publicly filed information available, free of charge, on or through this website. You may also obtain free copies of our annual and quarterly reports and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. The SEC maintains a website at http://www.sec.gov where such information is available without charge upon request. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

The debt securities in which we typically invest are either rated below investment grade by independent rating agencies or would be rated below investment grade if such securities were rated by rating agencies. Below investment grade securities, which are often referred to as “hybrid securities,” “junk bonds” or “leveraged loans” are regarded as having predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may be illiquid and difficult to value and typically do not require repayment of principal prior to maturity, which potentially heightens the risk that we may lose all or part of our investment. In addition, a majority of the Company’s debt investments include interest reset provisions that may make it more difficult for the borrowers to make debt repayments to the Company if the reset provision has the effect of increasing the applicable interest rate.

Investing in our securities involves a high degree of risk, including credit risk and the risk of the use of leverage. Before investing in our securities, you should read the discussion of the material risks of investing in the Company in “Risks” beginning on page S-8 of this prospectus supplement and on page S-1 of the accompanying prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Underwriting Discount (sales load)	$	$
Proceeds, before expenses, to the Company(1)	$	$

(1)	We estimate that we will incur expenses of approximately $ in connection with this offering. Such expenses will be borne by us. Stockholders will indirectly bear such expenses. Net proceeds, after expenses and sales load, will be approximately $ .

The underwriters expect to deliver the warrants to purchasers on or about   , 202 .

Prospectus Supplement dated   , 202 1

[1]	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to factors previously identified elsewhere in this prospectus supplement and the accompanying prospectus, including the “Risks” section of this prospectus supplement and the accompanying prospectus, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	our, or our portfolio companies’, future business, operations, operating results or prospects;
•	the return or impact of current and future investments;
•	the impact of a protracted decline in the liquidity of credit markets on our business;
•	the impact of fluctuations in interest rates on our business;
•	the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•	our contractual arrangements and relationships with third parties;
•	the general economy and its impact on the industries in which we invest;
•	the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives;
•	our expected financings and investments;
•	the adequacy of our financing resources and working capital;
•	the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments;
•	the timing of cash flows, if any, from the operations of our portfolio companies;
•	the timing, form and amount of any dividend distributions;
•	our ability to maintain our qualification as a regulated investment company and as a business development company;
•	the ability to realize benefits anticipated by the 2024 Merger; and
•	the impact of information technology system failures, data security breaches, data privacy compliance, network disruptions, and cybersecurity attacks.

This prospectus supplement and the accompanying prospectus contain, and other statements that we may make may contain, forward-looking statements with respect to future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and we assume no duty to and do not undertake to update forward-looking statements. These forward-looking statements do not meet the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act or Section 21E of the Exchange Act. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

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TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	S-iii
PROSPECTUS SUMMARY	S-1
SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING	S-4
PRICE RANGE OF COMMON STOCK	S-5
FEES AND EXPENSES	S-6
RISK FACTORS	S-8
USE OF PROCEEDS	S-9
DESCRIPTION OF OUR WARRANTS	S-10
CAPITALIZATION	S-11
SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS	S-12
UNDERWRITING	S-13
LEGAL MATTERS	S-16
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	S-16
ADDITIONAL INFORMATION	S-16

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus supplement. This summary is not complete and may not contain all of the information that you may want to consider before investing in our warrants. You should read the entire prospectus supplement and the accompanying prospectus, including “Risks.”

Throughout this prospectus supplement, unless the context otherwise requires, a reference to:

“Company,” “we,” “us” and “our” refer to Special Value Continuation Fund, LLC, a Delaware limited liability company, for the periods prior to the consummation of the Conversion (as defined below) described elsewhere in this prospectus and to BlackRock TCP Capital Corp., formerly known as TCP Capital Corp., for the periods after the consummation of the Conversion;

“SVCP” refers to Special Value Continuation Partners LLC, a Delaware limited liability company;

“TCPC Funding” refers to TCPC Funding I, LLC, a Delaware limited liability company;

“TCPC Funding II” refers to TCPC Funding II, LLC, a Delaware limited liability company;

The “SBIC” refers to TCPC SBIC, LP, a Delaware limited partnership;

“Merger Sub” refers to BCIC Merger Sub, LLC a Delaware limited liability company;

The “Advisor” refers to Tennenbaum Capital Partners, LLC, a Delaware limited liability company and the investment manager; and

“Administrator” refers to Series H of SVOF/MM, LLC, a series of a Delaware limited liability company, an affiliate of the Advisor and administrator of the Company.

For simplicity, references in this prospectus supplement to the “Company,” “we,” “us” and “our” includes, where appropriate in the context, SVCP, TCPC Funding, TCPC Funding II and the SBIC on a consolidated basis.

The Company

The Company is a Delaware corporation formed on April 2, 2012 in connection with the conversion of the Special Value Continuation Fund, LLC (“SVCF”), the predecessor to the Company, from a limited liability company to a corporation. At the time of the conversion, all limited liability company interests of Special Value Continuation Fund, LLC (“SVCF”), the predecessor to the Company, were exchanged for 15,725,635 shares of common stock in the Company. As a result of the conversion, the books and records of SVCF became the books and records of the Company. In this prospectus supplement, we refer to such transactions as the “Conversion.” Unless otherwise indicated, the disclosure in this prospectus supplement gives effect to the Conversion.

The Company is an externally managed, closed-end, non-diversified management investment company.

On April 3, 2012, the Company priced its initial public offering (the “Offering”), selling 5,750,000 shares of its common stock at a public offering price of $14.75 per share.

We have elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. We seek to achieve our investment objective primarily through investments in debt securities of middle-market companies, which we typically define as those with enterprise values between $100 million and $1.5 billion. While we intend to primarily focus on privately negotiated investments in debt of middle-market companies, we may make investments of all kinds and at all levels of the capital structure, including in equity interests such as preferred or common stock and warrants or options received in connection with our debt investments. Our investment activities will benefit from what we believe are the competitive advantages of our Advisor, including its diverse in-house skills, proprietary deal flow, and consistent and rigorous investment process focused on established, middle-market companies. We expect to generate returns through a combination of the receipt of contractual interest payments on debt investments and origination and similar fees, and, to a lesser extent, equity appreciation through options, warrants, conversion rights or direct equity investments.

Investment operations are conducted through the Company’s wholly-owned subsidiaries, SVCP, TCPC Funding, TCPC Funding II, the SBIC and Merger Sub. SVCP was organized as a limited partnership and had elected to be regulated as a BDC under the 1940 Act through July 31, 2018. On August 1, 2018, SVCP withdrew its election to be regulated as a BDC under the 1940 Act and withdrew the registration of its common limited partner interests under Section 12(g) of the Securities Exchange Act of 1934 and, on August 2, 2018, terminated its general partner, Series H of SVOF/MM, LLC, and converted to a Delaware limited liability company. The managing member of SVOF/MM is Tennenbaum Capital Partners, LLC, which serves as the investment manager to the Company, TCPC Funding, TCPC Funding II, the SBIC and Merger Sub. The Advisor is an indirect subsidiary of BlackRock, Inc., which, along with its subsidiaries, is referred to herein as “BlackRock”.

The Company has elected to be treated as a regulated investment company (“RIC”) for U.S. federal income tax purposes. As a RIC, we will not be taxed on our income to the extent that we distribute such income each year and satisfy other applicable income tax requirements. SVCP was treated as a partnership for U.S. federal income tax purposes through August 1, 2018, and upon its conversion to a limited liability company on August 2, 2018 and thereafter is and will be treated as a disregarded entity.

To qualify as a RIC, we must, among other things, meet certain source-of-income and asset diversification requirements and timely distribute to our stockholders generally at least 90% of our investment company taxable income, as defined by the Internal Revenue Code of 1986, as amended (the “Code”), for each year. Pursuant to this election, we generally will not have to pay corporate level taxes on any income that we distribute to our stockholders provided that we satisfy those requirements.

On March 18, 2024, the Company completed its acquisition of BlackRock Capital Investment Corporation, a Delaware corporation (“BCIC”), pursuant to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 10, 2024, by and among the Company, BCIC, Merger Sub, and solely for the limited purposes set forth therein, BlackRock Capital Investment Advisors, LLC, a Delaware limited liability company and investment advisor to BCIC, and the Advisor. Pursuant to the Merger Agreement, BCIC merged with and into Merger Sub, with Merger Sub continuing as the surviving company and as a subsidiary of SVCP and an indirect wholly-owned subsidiary of the Company (the “2024 Merger”). As a result of, and as of the effective time of, the 2024 Merger, BCIC’s separate corporate existence ceased.

An organizational structure diagram showing our organizational structure is set forth below:

The Company’s management consists of our Advisor and board of directors. The Company has entered into an investment management agreement with our Advisor, under which our Advisor, subject to the overall supervision of our board of directors, manages the day-to-day operations of, and provides investment advisory services to, the Company. Our board of directors has overall responsibility for the management of the Company, including deciding upon matters of general policy and reviewing the actions of our Advisor. The majority of the members of the board of directors of the Company are independent of our Advisor. Our Advisor serves as the investment advisor of each of the Company, TCPC Funding, TCPC Funding II, the SBIC and Merger Sub.

Recent Developments

[Insert description of recent developments at time of offering.]

Company Information

Our administrative and executive offices are located at 2951 28th Street, Suite 1000, Santa Monica, CA 90405, and our telephone number is (310) 566-1094. We maintain a website at http://www.tcpcapital.com. Information contained on this website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus.

For further information please see the “Prospectus Summary” in the accompanying prospectus.

SPECIFIC TERMS OF OUR WARRANTS AND THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

[Insert material terms of our warrants in tabular form to the extent required to be disclosed by applicable law or regulation.]

PRICE RANGE OF COMMON STOCK

Our common stock began trading on April 5, 2012 and is currently traded on The Nasdaq Global Select Market under the symbol “TCPC.” The following table lists the high and low closing sale price for our common stock, the closing sale price as a premium (discount) to net asset value, or NAV, and quarterly distributions per share for the last two completed fiscal years and each quarter since the beginning of the current fiscal year.

		Stock Price		Premium (Discount) of High Sales Price to	Premium (Discount) of Low Sales Price to	Declared
	NAV(1)	High(2)	Low(2)	NAV(3)	NAV(3)	Distributions
Fiscal year ended December 31, 202
First Quarter	$	$	$	%	%	$
Second Quarter	$	$	$	%	%	$
Third Quarter	$	$	$	%	%	$
Fourth Quarter	$	$	$	%	%	$
Fiscal year ended December 31, 202
First Quarter	$	$	$	%	%	$
Second Quarter	$	$	$	%	%	$
Third Quarter	$	$	$	%	%	$
Fourth Quarter	$	$	$	%	%	$
Fiscal year ended December 31, 202
First Quarter	$	$	$	%	%	$
Second Quarter	$	$	$	%	%	$
Third Quarter	$	$	$	%	%	$

(1)	NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period.
(2)	The High/Low Stock Price is calculated as of the closing price on a given day in the applicable quarter.
(3)	Calculated as the respective High/Low Stock Price minus the quarter end NAV, divided by the quarter end NAV.
(4)	NAV has not yet been determined.
(5)	Dividend has not yet been declared for this period.

FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in this offering will bear directly or indirectly. The expenses shown in the table under “Annual Expenses” (excluding incentive compensation payable under the investment management agreement) are based on amounts assuming an offering size of approximately    shares of our common stock at $   per share, which was the last reported closing price of our common stock on   , 202  . If the offering decreases in size, all other things being equal, these expenses would increase as a percentage of net assets attributable to our shares of common stock. The following table and example should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. The following table and example represent our best estimate of the fees and expenses that we expect to incur during the next twelve months.

Stockholder Transaction Expenses:
Sales Load (as a percentage of offering price)	%(1)
Offering Expenses (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan Fees	—(2)
Total Stockholder Transaction Expenses (as a percentage of offering price)
Annual expenses (as a percentage of consolidated net assets attributable to common stock)(4):
Base Management Fees	%(5)
Incentive Compensation Payable Under the Investment Management Agreement	%(6)
Interest Payments on Borrowed Funds	%(7)
Other Expenses (estimated)	%(8)
Total Annual Expenses	%

(1)	Represents the estimated underwriting discounts and commissions with respect to the warrants to be sold by us in this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and based on the warrants offered in this offering at the public offering price of $ per warrant.
(3)	The expenses of the dividend reinvestment plan are included in “other expenses.” See “Dividend Reinvestment Plan”.
(4)	The “consolidated net assets attributable to common stock” used to calculate the percentages in this table is our average assets of $ for the year ended December 31, 202 .
(5)	The base management fee is calculated at an annual rate of 1.25% of our total assets (excluding cash and cash equivalents) up to an amount equal to 200% of the net asset value of the Company and 1.00% thereafter, payable quarterly in arrears, as provided in the amended and restated investment advisory agreement which was executed in connection with the Merger. The percentage shown in the table, which assumes all capital and leverage is invested at the maximum level, is calculated by determining the ratio that the aggregate base management fee bears to our net assets attributable to common stock and not total assets. We make this conversion because all of our interest is indirectly borne by our common stockholders. If we borrow money or issue preferred stock and invest the proceeds other than in cash and cash equivalents, our base management fees will increase. The base management fee for any partial quarter is appropriately prorated.
(6)	Incentive compensation equals the sum of (1) 20% of all ordinary income since January 1, 2013 through February 8, 2019 and 17.5% thereafter and (2) 20% of all net realized capital gains (net of any net unrealized capital depreciation) since January 1, 2013 through February 8, 2019 and 17.5% thereafter, less ordinary income incentive compensation and capital gains incentive compensation previously paid. However, incentive compensation will only be paid to the extent the cumulative total return of the Company after incentive compensation and including such payment would equal or exceed a 7% annual return on daily weighted average contributed common equity. The incentive compensation is payable quarterly in arrears (or upon termination of the Advisor as the investment manager, as of the termination date). For assets held on January 1, 2013, capital gain, loss and depreciation are measured on an asset by asset basis against the value thereof as of December 31, 2012. The capital gains component is paid or distributed in full prior to payment or distribution of the ordinary income component.
(7)	“Interest Payments on Borrowed Funds” represents interest and fees estimated to be accrued on the SVCP Credit Facility, TCPC Funding Facility II, and the Merger Sub Facility (the “Credit Facilities”) and amortization of debt issuance costs, and assumes the Credit Facilities are fully drawn (subject to asset coverage limitations under the 1940 Act) and that the interest rate on the debt issued (i) under the Operating Facility, which was %, (ii) under the Funding Facility II which was % and (iii) under the Merger Sub Facility which was %. “Interest Payments on Borrowed Funds” additionally represents interest and fees estimated to be accrued on our $ million in aggregate principal amount of notes due 2025, which bear interest at an annual rate of 6.85% on the fixed tranche and 7.71% on the floating tranche, payable semi-annually and quarterly, respectively, $ million in aggregate principal amount of notes due 2026, which bear interest at an annual rate of 2.85%, payable semi-annually, our $ million in aggregate principal amount of notes due 2029, which bear interest at an annual rate of 6.95%, payable semi-annually and our $141.5 million of committed leverage from the SBA, which SBA debentures, once drawn, bear an interim interest rate of LIBOR plus 30 basis points, are non-recourse and may be prepaid at any time without penalty, and assumes that the committed leverage from the SBA is fully drawn. When we borrow money or issue preferred stock, all of our interest and preferred stock dividend payments are indirectly borne by our common stockholders.

(8)	“Other Expenses” includes our estimated overhead expenses, including expenses of the Advisor reimbursable under the investment management agreement and of the Administrator reimbursable under the administration agreement except for certain administration overhead costs which are not currently contemplated to be charged to us. Such expense estimate, other than the Administrator expenses, is based on actual other expenses for the period ended , 202 .

Example

The following example demonstrates the projected dollar amount of total cumulative expenses (including stockholder transaction expenses and annual expenses) that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses remain at the levels set forth in the table above.

	1 Year	3 Years	5 Years	10 Years
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net investment income(1)
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return resulting entirely from net realized capital gains(2)

(1)	All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario.
(2)	All incentive compensation (on both net investment income and net realized gains) is subject to a total return hurdle of 7%. Consequently, no incentive compensation would be incurred in this scenario. Assumes no unrealized capital depreciation.

While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. [There is no incentive compensation either on income or on capital gains under our investment management agreement assuming a 5% annual return and therefore it is not included in the example.] If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive compensation of a material amount, our distributions to our common stockholders and our expenses would likely be higher. In addition, while the example assumes reinvestment of all dividends and distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the dividend or distribution payable to a participant by the market price per share of our common stock at the close of trading on the valuation date for the dividend. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “you,” the “Company,” or “us,” our common stockholders will indirectly bear such fees or expenses.

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses (including the cost of debt, if any, and other expenses) may be greater or less than those shown.

RISK FACTORS

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

USE OF PROCEEDS

We estimate that the net proceeds from the sale of warrants that we are offering, after deducting estimated expenses of this offering payable by us, will be approximately $ million [(or $   million, if the over-allotment is exercised in full)] based on a public offering price of $   per warrant.

[Describe use of proceeds and include any other relevant information to the extent required to be disclosed by applicable law or regulation.]

DESCRIPTION OF OUR WARRANTS

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and the accompanying prospectus. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. This summary is not necessarily complete and is subject to and entirely qualified by reference to [insert relevant documents].

[Insert material terms of our warrants to the extent required to be disclosed by applicable law or regulation.]

CAPITALIZATION(2)

The following table sets forth (1) our actual capitalization at   , 202 and (2) our capitalization on a pro forma basis giving effect to the sale of warrants in this offering at an offering price of $   per warrant. You should read this table together with “Use of Proceeds” in this prospectus supplement and the accompanying prospectus.

As of ____, 202
	Actual	Pro forma
Assets:
Cash and cash equivalents	$	$
Investments
Other assets
Total assets	$	$
Liabilities:
SVCP Credit Facility(1)
TCPC Funding Facility II(1)
Merger Sub Facility(1)
SBA Debentures
Unamortized debt issuance costs
Other liabilities
Total liabilities	$	$
Stockholders’ equity:
Common stock, par value $0.001 per share; shares of common stock authorized; shares of common stock issued and outstanding, actual; shares of common stock issued and outstanding, pro forma
Paid-in capital in excess of par value
Accumulated net investment income
Accumulated net realized losses
Accumulated net unrealized depreciation
Non-controlling interest
Net assets applicable to common shareholders	$	$
Total capitalization	$	$

(1)	As of , 202 , our debt outstanding under the SVCP Credit Facility, the TCPC Funding Facility II and the Merger Sub Facility was $ million, $ million and $ million, respectively.
(2)	If necessary, add to Capitalization table for securities underlying our warrants.

SUPPLEMENT TO MATERIAL U.S. FEDERAL TAX MATTERS

[Insert disclosure regarding federal income tax consequences of an investment in the warrants to the extent required to be disclosed by applicable law or regulation.]

UNDERWRITING

[Underwriter Representatives] are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the Advisor and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of the warrants set forth opposite its name below.

Underwriter	Number of Warrants
[Underwriter]
[Underwriter]
Total

The underwriting agreement provides that the obligations of the underwriters to purchase the warrants included in this offering are subject to approval of legal matters by counsel and to other conditions. Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the warrants sold under the underwriting agreement if any of these warrants are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the Advisor have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

[Our warrants are a new issue of securities with no established trading market. We intend to list our warrants on . We expect trading in our warrants on to begin within days after the original issue date. Currently there is no public market for our warrants.]

[Our [type of security] is listed on the NASDAQ Global Select Market under the symbol “   .”]

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the warrants to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per warrant. After the initial offering, the public offering price, concession or any other term of the offering may be changed. If all the warrants are not sold at the public offering price, the underwriters may change the offering price and the other selling terms.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their overallotment option.

	Per Warrant	Without Option	With Option
Public offering price	$	$	$
Underwriting Discount (sales load)	$	$	$
Proceeds, before expenses, to the Company	$	$	$

The expenses of the offering, not including the underwriting discount, are estimated at $   million and are payable by us, including up to $   of expenses that we have agreed to reimburse the underwriters for the Financial Industry Regulation Authority filing fees and reasonable legal fees and expenses incurred in connection with the review and approval by the Financial Industry Regulation Authority of the terms of the offer and sale of the warrants in this offering. Such expense will indirectly be borne by investors in this offering.

[Overallotment Option

If the underwriters sell more warrants than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for days from the date of this prospectus supplement, to purchase up to additional warrants at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional warrants approximately proportionate to that underwriter’s initial purchase commitment. Any warrants issued or sold under the option will be issued and sold on the same terms and conditions as the other warrants that are the subject of this offering.]

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the warrants is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our warrants or [type of security]. However, the representatives may engage in transactions that stabilize the price of the warrants, such as bids or purchases to peg, fix or maintain that price.

[We have been advised by the underwriters that they presently intend to make a market in our warrants after completion of the offering as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in our warrants and any such market making may be discontinued at any time in the sole discretion of the underwriters without any notice. Accordingly, no assurance can be given as to the liquidity of, or development of a public trading market for, our warrants. If any active public trading market for our warrants does not develop, the market price and liquidity of our warrants may be adversely affected.]

In connection with the offering, the underwriters may purchase and sell our warrants in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of warrants than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ overallotment option described above. The underwriters may close out any covered short position by either exercising their overallotment option or purchasing warrants in the open market. In determining the source of warrants to close out the covered short position, the underwriters will consider, among other things, the price of warrants available for purchase in the open market as compared to the price at which they may purchase warrants through the overallotment option. “Naked” short sales are sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing warrants in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our warrants in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of warrants made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased warrants sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our warrants or preventing or retarding a decline in the market price of our warrants. As a result, the price of our warrants may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on , in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our warrants. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the warrants on in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of warrants and extending through the completion of distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must then be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our warrants to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Offer, Sale and Distribution of Warrants

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, [Lead Underwriter] may facilitate Internet distribution for this offering to certain of its Internet subscription customers. [Lead Underwriter] may allocate a limited number of warrants for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by [Lead Underwriter]. Other than the prospectus in electronic format, the information on the [Lead Underwriter] web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

[Describe any other specific transactions and compensation related thereto to the extent required to be disclosed by applicable law or regulation.]

[Describe if underwriters receiving proceeds of offering, if required by FINRA.]

[Insert principal business addresses of underwriters.]

[Insert applicable legends for jurisdictions in which offers and sales may be made.]

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby have been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by [Underwriters’ Counsel], [City, State].

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    is the independent registered public accounting firm for the Company.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form N-2, together with all amendments and related exhibits, under the 1933 Act, with respect to our securities offered by this prospectus supplement. The registration statement contains additional information about us and the common stock being registered by this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement, including any exhibits and schedules it may contain. For further information concerning us or the securities we are offering, please refer to the registration statement. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document referred to describe the material terms thereof but are not necessarily complete and in each instance reference is made to the copy of any contract or other document filed as an exhibit to the registration statement. Each statement is qualified in all respects by this reference.

We file with or submit to the SEC annual, quarterly and current periodic reports, proxy statements and other information meeting the informational requirements of the Securities Exchange Act of 1934. You may obtain free copies of this information and make stockholder inquiries by contacting us at Tennenbaum Capital Partners, LLC, c/o Investor Relations, 2951 28th Street, Suite 1000, Santa Monica, California 90405 or by calling us collect at (310) 566-1094. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov. In addition, the SEC maintains an Internet website that contains reports, proxy and information statements and other information filed electronically by us with the SEC at http://www.sec.gov.

No dealer, salesperson or other individual has been authorized to give any information or to make any representation other than those contained in this prospectus supplement and the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us or the underwriters. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs or that information contained herein is correct as of any time subsequent to the date hereof.

See also “Additional Information” in the accompanying prospectus.

Warrants to Purchase up to     [Type of Security]

PROSPECTUS SUPPLEMENT

[Underwriters]

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